Exhibit 10.2 - Consulting Agreement for Vincent J. Arnone dated April 30, 2008

Dear Vince:

The following is an agreement (this “Agreement”) which sets out the mutual understanding between Fuel Tech, Inc. (the “Company”) and you as to the terms and conditions of your engagement as a consultant to the Company subsequent to your resignation as an employee and Senior Vice President, Treasurer and Chief Financial Officer of the Company, all of which have been discussed between us on amicable terms. If you are in accord with these terms and conditions, please sign below where indicated.

1. Resignation. You have simultaneously with the execution of this Agreement delivered your signed resignation to the Company as referenced above, and resignations of all directorships in Company affiliates worldwide, to be effective on the close of business May 31, 2008 (the “Effective Date”).

2. Consultancy. The Company hereby engages you to act as a consultant to it from the Effective Date to provide advice and assistance in matters relating to the Company as requested and directed by the President and CEO. In performing such consultancy services you will, at the Company’s reasonable request from time to time, for a minimum of 40 hours per month during the Term of this Agreement make yourself available in person at the Company’s Illinois offices or at such other location as the Company requests.

3. Term. This Agreement shall expire and your consultancy shall terminate at the close of business, September 30, 2008 (the “Termination Date”). For all purposes hereunder, your consultancy services may only be deemed unsatisfactory if you intentionally fail to provide services as reasonably requested.

4. Compensation. In consideration of your consultancy services hereunder during the Term, the Company shall compensate you as follows:

(a) Cash: The Company shall pay you each month, the basic rate of $10,000 per month, payable in two installments of $5,000 on or about the 1st and 15th of each month during the Term, and, for time spent on such consulting services in any month in excess of 40 hours, at the additional rate of $200 per hour, against your invoices detailing such time spent.

(b) Pro-Rated CIP: Upon successful completion of your consultancy services hereunder through the period ending September 30, 2008 and in lieu of continued participation in the Corporate Incentive Plan (“CIP”), the Company will pay you a cash settlement of $67,500 which is calculated based on the proration of a salary of $225,000 times a 40% Target Incentive Participation and times 75% representing nine rather than 12 months participation in the CIP.

(c) Accelerated Vesting of Options: The Company shall vest, i.e. allow to be exercised by you, effective at the close of business on the Termination Date, so much of your Company stock option awards of December 7, 2004, December 6, 2005 and December 7, 2006 as are scheduled to vest on December 6 and 7, 2008, all such accelerated vested options aggregating 41,250 shares, as illustrated by Schedule A attached. Other options illustrated on Schedule A which are not vested and not given accelerated vesting in this Section 3 (c) shall be forfeited by you to the Company in accordance with the terms of such options.

(d) Extended Option Exercise: Following satisfactory completion of your consultancy on the Termination Date, all of your then vested and exercisable options, including those referenced in Section 3(c) above, and including those that are vested as of the Effective Date and that would have expired thirty days after the Effective Date would it not be for this agreement, shall be able to be exercised by you until the close of business on October 1, 2009 (the “Extended Exercise Date”). It is understood that you shall be required to pay, or make provision for, the exercise price and Federal and State income tax and payroll taxes in connection with any exercise of options.

(e) Expense Reimbursement. The Company shall reimburse you for your ordinary and necessary expenses incurred in the discharge of your consultancy hereunder; provided, however, that any single expenditure in the amount of $500 or more shall be approved in advance by the Company and your commuting expenses from your home to the Company’s Illinois offices shall not be reimbursed.

5. Reporting. In performing your consultancy services you shall report to John F. Norris Jr., Chief Executive Officer.

6. Mutual Releases. You and the Company hereby mutually remise, release and forever discharge one another of and from all claims whatsoever previously arising which one party hereafter may raise against the other with respect to matters arising prior to the date of this Agreement. Excluded, however, from these releases are (a) claims by you against the Company for previously accrued and unpaid wages and vacation pay through the Effective Date; your 401(k) account and such health and welfare benefits as may be due to you as a former employee of the Company under the Company’s written plans and policies, including COBRA health benefits concerning which you shall receive information separately from this Agreement; and (b) claims by the Company against you arising out of a breach of your undertakings in your Employment Agreement with the Company of May 22, 1999 (the “Employment Agreement”) to the extent that such undertakings are intended in the Employment Agreement to survive your resignation, it being understood that it is not intended by this Agreement and these mutual releases to revoke such undertakings.

7. No Disparagement. While neither you nor the Company anticipates any set of circumstances where it might occur, nevertheless, you and the Company agree not to disparage one another to any third party orally or in writing.

8. References. So long as you shall not be in breach of your undertakings in this Agreement or the Employment Agreement, the Company shall provide to such parties to whom you may subsequently apply for employment, a favorable reference concerning your employment with the Company.

9. 16a Reports. You understand that you are required for a period of six (6) months following the Effective Date to file 16a SEC reports of your sales and purchases of Company 1934 Act registered securities and that, at the end of such six month period, you shall file a Form 4 SEC report which shall be designated as a “final report.” The Company agrees to assist you in making these filings and all costs will be borne by the Company.

10. Assignment. This Agreement is personal to the parties and may not be transferred or assigned by a party absent the express written advance consent to such transfer or assignment by the other party granted in its absolute discretion and any assignment without such consent shall be null and void.

11. Integration; Modification. This Agreement is the entire expression of our agreement as to your resignation and consultancy and may not be modified or amended except by a writing signed by you and the Company referring to this Agreement and stating that it is an amendment or modification of this Agreement.

12. Law; Dispute Resolution. This Agreement shall be construed and enforced according to the internal laws of the State of Illinois without giving effect to the conflicts of laws rules of any state. Any dispute between the parties or claim raised by one against the other shall be determined in arbitration according to the terms of Sections 8 and 9 of the Employment Agreement, it being intended by the parties that such terms are incorporated by reference into this Agreement and shall be as fully effective as if set out in this Agreement. You furthermore waive any claim to trial by jury, in the event that any dispute between you and the Company or any claim raised by one against the other shall nevertheless be determined in a judicial proceeding.

Schedule A

					Options that are	Options that will be
Option	Quantity		Options	Quantity	Scheduled to vest on	Forfeited on December 6-7, 2008
Grant Date	of Options Issued	Quantity Exercised	Vested at 12/31/07	Not Vested at 12/31/07	December 6-7, 2008	Vesting in 2009	Vesting in 2010	Total
12/09/03	20,000	15,000	5,000	0	0	0	0	0
12/07/04	40,000	15,000	15,000	10,000	10,000	0	0	10,000
12/06/05	45,000	0	22,500	22,500	11,250	11,250	0	22,500
12/07/06	40,000	0	0	40,000	20,000	10,000	10,000	40,000
	145,000	30,000	42,500	72,500	41,250	21,250	10,000	72,500

Fuel Tech, Inc.

By:
John F. Norris Jr.
President and CEO
Agreed to and accepted, this 30th Day of April, 2008.

Vincent J. Arnone